Exhibit 10.1
SHAREHOLDERS’ AGREEMENT
     SHAREHOLDERS’ AGREEMENT, dated as of June 14, 2010 (this “Agreement”), among NTT Data Corporation, a corporation organized under the Laws of Japan (“Parent”), Mobius Subsidiary Corporation, a New Jersey corporation and an indirect, wholly owned subsidiary of Parent (“Purchaser”), and each of the shareholders whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).
     WHEREAS, as of the date hereof, each Shareholder owns the number of shares of common stock, par value $.01 per share (“Company Common Stock”), of Intelligroup, Inc., a New Jersey corporation (the “Company”), as is set forth opposite such Shareholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock hereafter acquired by such Shareholder prior to the termination of this Agreement, whether acquired upon the exercise of options or warrants, conversion of convertible securities or otherwise, being referred to herein as the “Shares”; provided, however, that if, at any time prior to the termination of this Agreement, the Company Board effects an Adverse Recommendation Change without terminating the Merger Agreement (the “Applicable Event”), then the term “Shares” shall thereafter mean fifty percent (50%) of such Shareholder’s Shares);
     WHEREAS, Parent, Purchaser and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to each Shareholder, which provides, upon the terms and subject to the conditions thereof, for the Purchaser to commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and the subsequent merger of Purchaser with and into the Company (the "Merger”); and
     WHEREAS, as a condition of and material inducement to Parent and Purchaser’s willingness to enter into and perform its obligations under the Merger Agreement, Parent and Purchaser have required that each Shareholder enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Shareholders hereby agree as follows:
1. Agreement to Tender the Shares. Each Shareholder hereby agrees that such Shareholder (a) shall validly tender, or cause to be validly tendered, in the Offer, as promptly as practicable following the commencement of the Offer (provided no Adverse Event has occurred), but in any event within ten Business Days after the commencement of the Offer (or, in the case of Shares acquired by such Shareholder after the date hereof, within five Business Days after such acquisition but in any event prior to the expiration of the Offer), all of its Shares pursuant to the terms of the Offer, and (b) shall not withdraw, or cause to be withdrawn, any of such Shares unless and until (i) the Offer shall have been terminated or expired in accordance with the terms of the Merger Agreement or (ii) this Agreement shall been terminated in accordance with Section 7 hereof.

2. Voting; Grant of Proxy.
     (a) Each Shareholder hereby agrees that, from and after the date hereof and until the earlier to occur of the Acceptance Time and the termination of this Agreement, it shall, or shall cause the holder of record on any applicable record date to, vote, at any meeting of the shareholders of the Company (and any adjournment thereof) and in any action by written consent of the shareholders (if applicable), all of such Shareholder’s Shares (i) against approval of any proposal made in opposition to, or in competition with, the consummation of the Offer, the Merger or any other transactions contemplated by the Merger Agreement, including any Acquisition Proposal, (ii) against any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) against any action that would result in the failure of any conditions to the Offer set forth on Annex I of the Merger Agreement to be satisfied and (iv) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement.
     (b) In order to secure the performance of such Shareholder’s obligations under this Agreement, by entering into this Agreement, such Shareholder hereby grants an irrevocable proxy to Purchaser in respect of such Shareholder’s Shares (and agrees to execute such documents or certificates evidencing such proxy as Purchaser may reasonably request) to express consent or dissent, or otherwise utilize such voting power in the manner and on the matters described in Section 2(a). THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST, EXCEPT THAT SUCH PROXY SHALL BE REVOKED AUTOMATICALLY, WITHOUT NOTICE OR OTHER ACTION BY ANY PERSON, UPON THE TERMINATION OF THIS AGREEMENT. Such Shareholder hereby represents to Parent and Purchaser that any proxies heretofore given with respect to any of such Shareholder’s Shares are fully revocable, and any such proxies are hereby revoked. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding the foregoing, (i) Purchaser shall not have the right to exercise the proxy contained in this Section 2(b) and Purchaser’s appointment as proxy for and on behalf of the Shareholder with respect to such Shareholder’s Shares shall be rendered void, if Parent or Purchaser shall have amended or modified the Offer in a manner prohibited by Section 2.01(b) of the Merger Agreement, and (ii) each Shareholder shall retain at all times the right to vote such Shareholder’s Shares in such Shareholder’s sole discretion and without any limitation other than as set forth in Section 2(a) with respect to such Shareholder’s Shares.
3. Transfer of Shares; No Adverse Acts. Subject to Section 7 hereof and except as contemplated by the Offer or the Merger Agreement, or pursuant to the terms of this Agreement, each Shareholder agrees that from and after the date hereof such Shareholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law, liquidation, dissolution, dividend, distribution or otherwise, convey, deliver, grant a security interest in, lien, pledge, dispose of or otherwise encumber (each, a “Transfer”) any of its Shares or agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares or (d) take any action that would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing its obligations hereunder. Any action taken in violation of the foregoing sentence shall be null and void and each Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Shares shall occur (including a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement in accordance with its terms.
4. No Solicitation of Transactions. Subject to Section 6.08 of the Merger Agreement, Section 7 hereof and Section 8(o) hereof, none of the Shareholders shall, directly or indirectly, through any officer, director, employee, legal or financial advisor, accountant, representative, agent or otherwise, (a) initiate, solicit or knowingly facilitate or knowingly encourage an Acquisition Proposal or (b) engage with any third party in any discussions or negotiations concerning, or furnish any confidential information to any third party in connection with, an Acquisition Proposal, or any inquiry or proposal that would constitute an Acquisition Proposal if it were a bona fide written proposal or offer (except to notify such third party of the existence of the provisions of this Section 4). Each Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, each Shareholder shall promptly, but in any event within twenty-four (24) hours, notify Parent following receipt by such Shareholder of any Acquisition Proposal, the material terms thereof and material conditions thereto and the identity of the Person making such Acquisition Proposal, as well as any material modification of or amendment thereto, or of any bona fide communication by any Person that affirmatively states that it relates to, or could lead to, or that any party is contemplating, a potential Acquisition Proposal, including the identity of the Person making or on whose behalf such communication was made and the other material facts of such communication.
5. Representations and Warranties of the Shareholders. Each Shareholder hereby severally represents and warrants to Parent and Purchaser as follows:
     (a) Such Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and any implied covenant of good faith and fair dealing and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

     (b) The execution and delivery of this Agreement by such Shareholder do not, and the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by such Shareholder will not, (i) conflict with or violate the organizational documents of such Shareholder, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any Law applicable to such Shareholder or by which the Shares of such Shareholder are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under any agreement affecting the Shares to which such Shareholder is a party, or give to others any right of termination, amendment, acceleration or cancellation of any such agreement, or result in the creation of a Lien or other encumbrance on the Shares of such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.
     (c) The execution and delivery of this Agreement by such Shareholder do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for Antitrust Filings and applicable requirements, if any, of the Exchange Act.
     (d) As of the date hereof, such Shareholder owns of record and beneficially, and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement and any applicable restrictions on transfer under the Securities Act, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of Company Common Stock as is set forth opposite such Shareholder’s name on Exhibit A hereto. Other than as set forth on Exhibit A hereto, such Shareholder does not own any shares of Company Common Stock or any Company Stock Options or other securities convertible into or exchangeable for shares of Company Common Stock.
6. Representations of Parent and Purchaser. Each of Parent and Purchaser hereby severally represents and warrants to Shareholder as follows:
     (a) Each of Parent and Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of its respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and any implied covenant of good faith and fair dealing and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
     (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for Antitrust Filings and applicable requirements, if any, of the Exchange Act, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou) and the rules and regulations of the Tokyo Stock Exchange.
7. Termination. This Agreement and the obligations of the parties hereunder shall terminate automatically without notice and without further action by any Person upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the occurrence of any event set forth in Section 2.01(b) of the Merger Agreement without the consent of each Shareholder (each event, an “Adverse Event”). Nothing in this Section 7 shall relieve any party of liability for any breach of this Agreement.
8. Miscellaneous.
     (a) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
     (b) Waiver; Amendment. At any time prior to the Effective Time, any provision of this Agreement may be waived by any party hereto, provided that such waiver must be in writing signed by the party against which enforcement of the waiver is sought. This Agreement, or any provision hereof, may be amended or modified at any time, but only by a written agreement executed by all the parties to this Agreement.
     (c) Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.
     (d) Governing Law; Jurisdiction; Venue; Service of Process. This Agreement and all disputes between the parties hereto arising out of or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State. Any claim, action or dispute against any party to this Agreement arising out of or relating to this Agreement shall be brought in the United States District Court for the District of New Jersey sitting in Trenton, New Jersey or in the event (but only in the event) that the United States District Court for the District of New Jersey sitting in Trenton, New Jersey does not have subject matter jurisdiction over such claim, action or dispute, in the New Jersey Superior Court in Mercer County. Each of the parties hereto irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon it in any manner authorized by the Laws of the State of New Jersey, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 8(g) hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally advisable method.
     (e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party hereto agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party hereto further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(e), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
     (f) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(f).
     (g) Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, delivered by a national prepaid overnight courier (providing written proof of delivery), transmitted by facsimile (with confirmation of successful transmission) or mailed by registered or certified mail (return receipt requested), to the respective parties at their addresses and/or facsimile numbers specified on the signature page of this Agreement, or such other place as such party hereto may specify by notice given in accordance with this Section 8(g), and, in the case of notices, requests and other communications to Parent or Purchaser, with copies to:

Morrison & Foerster LLP
Shin-Marunouchi Building
29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529
Japan
Attention: Stanley M. Yukevich, Esq.
Facsimile: 81-3-3214-6512
and
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
United States of America
Attention: Spencer D. Klein, Esq.
Facsimile: 212-468-7900
     (h) Entire Understanding; No Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the transactions contemplated hereby and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies.
     (i) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to any party hereto. Upon any such determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     (j) Assignment; Successors. No party hereto may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any of its Subsidiaries; provided, however, that such assignment shall not relieve Parent or Purchaser of its obligations under this Agreement, enlarge, alter or change any obligation of any other party to this Agreement. Any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentences of this Section 8(j), this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     (k) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

     (l) Further Assurances. From time to time, at the request of Parent, in the case of any Shareholder, or at the request of the Shareholders, in the case of Parent and Purchaser, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement; provided, however, that all out-of-pocket expenses reasonably incurred by any Shareholder in connection with any such further action (other than the tendering of its Shares or the voting of its Shares pursuant to Sections 1 and 2 hereof) as may be reasonably requested of such Shareholder by Parent shall be borne by Parent. In furtherance of this Agreement, each Shareholder hereby authorizes the Company or the Company’s representatives to notify the Company’s transfer agent that there is a stop transfer order with respect to all of its Shares; the parties agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement or upon the occurrence of an Applicable Event and prior to the termination of this Agreement, such stop transfer order shall be removed with respect to fifty percent (50%) of the Shares.
     (m) Public Announcements. Prior to the Closing, none of Parent, Purchaser or the Shareholders shall issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of each party hereto, other than such announcements as are required by applicable Laws and/or as are required in order to comply with the rules and regulations of the Exchange Act or Securities Act; provided, that Parent and Purchaser may refer to this Agreement in a press release to be issued jointly with the Company on the date of the execution of the Merger Agreement announcing the execution of the Merger Agreement; and, provided, further, that any Shareholder may provide information with respect to this Agreement or the transactions contemplated by this Agreement to its partners or members, as applicable, if and to the extent required by its organizational documents or related agreements.
     (n) Shareholder Obligations Several and Not Joint. The representations, warranties, covenants, agreements and obligations of each Shareholder hereunder shall be several and not joint and no Shareholder shall be liable for any breach of the terms of this Agreement by any other Shareholder.
     (o) Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Shareholder to attempt to) affect or limit any Person who is a director or officer of the Company or any of the Company’s Subsidiaries from acting in such capacity (it being understood that this Agreement shall apply to each Shareholder solely in each Shareholder’s capacity as a shareholder of the Company) or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities under applicable Law of such person acting solely in his or her capacity as a director or officer consistent with Section 6.08 of the Merger Agreement).
[Signature Pages Immediately Follow.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NTT DATA CORPORATION

/s/ Takashi Enomoto

By: Takashi Enomoto
Its: Senior Executive Vice President

Notices to be sent to:
Koji Miyajima
Its: General Manager, Global Business Sector
Address:	Toyosu Center Building
3-3, Toyosu 3-chome
Koto-ku, Tokyo 135-6033
Japan
Facsimile:	81-3-5546-8083

MOBIUS SUBSIDIARY CORPORATION

/s/ Koji Miyajima

By: Koji Miyajima
Its: President & CEO
Address:	Toyosu Center Building
3-3, Toyosu 3-chome
Koto-ku, Tokyo 135-6033
Japan
Facsimile:	81-3-5546-8083
Signature Page to the Shareholders’ Agreement

SB ASIA INFRASTRUCTURE FUND L.P.
/s/ Andrew Yan

By: Andrew Yan
Its: Authorized Signatory for SB Asia Investments Limited, which is the General Partner of SB Asia Partners L.P., which is the General Partner of SB Asia Infrastructure Fund L.P.
Address: Suites 2115-2118, Two Pacific Place, 88 Queensway Hong Kong
Facsimile: (852) 2234-9116

VENTURE TECH ASSETS LTD.
/s/ Sandeep Reddy

By: Sandeep Reddy
Its: Director
Address: Suite 92, 95 Wilton Road, London SW1V162, U.K.
Facsimile:
Signature Page to the Shareholders’ Agreement

EXHIBIT A

LIST OF SHAREHOLDERS

Number of Shares of Company
Common Stock Owned
Name of Shareholder	Beneficially and of Record
SB Asia Infrastructure Fund L.P.	15,098,038

Venture Tech Assets Ltd.	10,849,084